Exhibit 11

                       CCF HOLDING COMPANY AND SUBSIDIARY
                        Computation of Per Share Earnings

                                                Three Months Ended  Three Months Ended
                                                  March 31, 1998       March 31, 1997
                                                  --------------       --------------
Basic Net income per share:

   Common stock - shares outstanding as of
      December 31, 1997 and 1996                      899,024           1,002,795

   Unallocated ESOP shares                            (59,400)            (67,230)
                                                   ----------          ----------

    Common stock - shares outstanding                 839,624             935,475

    Weighted average ESOP shares - committed            1,320                 660

    Weighted average shares repurchased                  --               (39,955)
                                                   ----------          ----------

    Weighted average shares outstanding               840,944             896,180

    Basic Net income per share                     $      .07          $      .03
                                                   ----------          ----------


Diluted Net income per share:

   Weighted average shares outstanding                840,944             896,180

   Effect of dilutive options                          81,962              69,940
                                                   ----------          ----------

   Weighted average shares outstanding - diluted      922,906             966,120
                                                   ----------          ----------

   Diluted net income per share                    $      .06          $      .03
                                                   ----------          ----------
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